UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 6, 2006
STRATAGENE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50786 (Commission File Number)	33-0683641 (IRS Employer Identification No.)

11011 North Torrey Pines Road, La Jolla, California (Address of Principal Executive Offices)		92037 (Zip Code)
Registrant’s telephone number, including area code: (858) 373-6300

(Former Name or Former Address, if Changed Since Last Report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES

     This Current Report on Form 8-K is filed by Stratagene Corporation, a Delaware corporation (the “Company”), in connection with the matters described herein.
Item 1.01. Entry into a Material Definitive Agreement
     On October 6, 2006 Stratagene Corporation entered into an Employment Separation Agreement and Mutual General Release of all Claims (the “Agreement”) with Ronni L. Sherman, its Executive Vice President and General Counsel, in connection with her retirement from Stratagene. Ms. Sherman has been one of Stratagene’s named executive officers and has served with Stratagene for over 18 years. Ms. Sherman will resign her position as of October 13, 2006, but has agreed to remain as a paid hourly consultant for an additional period of one year at rates of $250-$350 per hour depending on the services rendered. Pursuant to the Agreement, Ms. Sherman will receive a lump sum payment of approximately $224,000 and will be entitled to receive an additional $40,000 in quarterly $10,000 installments over the next twelve months. In addition, she will be entitled to receive a minimum retainer for her consulting services of $10,000 per three-month period during each of the next four three-month periods. Half of Ms. Sherman’s hourly consulting service billings will be credited against such retainer amounts. Her medical insurance benefits will also be continued at Stratagene’s expense for a period of 18 months.
     The foregoing summary of the material provisions of the Agreement does not purport to be complete and will be qualified in its entirety by reference to the Agreement to be filed as an Exhibit to the Company’s next Quarterly Report on Form 10-Q.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2006	STRATAGENE CORPORATION
	By:	/s/ STEVE MARTIN
		Name:	Steve Martin
		Title:	Vice President and Chief Financial Officer